Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Ed Merritt, VP of Corporate Finance, Treasurer
651-787-1370
Ed.Merritt@Deluxe.com

May 7, 2020

DELUXE REPORTS FIRST QUARTER 2020 RESULTS

•	New “One Deluxe” strategy and structure delivered solid results, despite COVID-19 impact

•	Earnings results reported in new segment structure for first time

•	Total revenue declined 2.5% from last year, primarily driven by COVID-19

•	Payments revenue grew 18% over last year

•	Prudent steps taken to preserve financial flexibility and liquidity

•	Ended the first quarter with $310 million of cash and short-term investments

Shoreview, Minn. – May 7, 2020 – Deluxe Corporation (NYSE: DLX) today reported operating results for its first quarter ended March 31, 2020. Revenue was $486.4 million, slightly lower than the prior year. GAAP diluted loss per share was ($1.45), including asset impairment charges of $90.3 million and restructuring, integration and other costs of $19.7 million which were consistent with our previous expectations about our investments in the Company's transformation. The impairment charges were in the Promotional Solutions and Cloud Solutions segments and were driven primarily by the impact of COVID-19. Adjusted diluted earnings per share (EPS) was $1.08.

	1st Quarter 2020	1st Quarter 2019	% Change
Revenue	$486.4 million	$499.1 million	(2.5%)
Net (Loss) Income	($60.1) million	$41.2 million	(245.9%)
Adjusted EBITDA	$83.3 million	$113.7 million	(26.7%)
Diluted EPS – GAAP	($1.45)	$0.93	(255.9%)
Adjusted Diluted EPS	$1.08	$1.54	(29.9%)

“We delivered solid performance in the first quarter despite the sudden and unprecedented impact of COVID-19. During the first two months of the year, the Company was delivering sales-driven revenue growth for the first time in nearly a decade. In the quarter, the Payments segment led with an 18% increase over the previous year. Total Company revenue began to soften in March with a significant decline in our Promotional and Cloud Solutions segments. Revenue continued to decline across all segments during April as COVID-19 drove more small businesses to close, at least temporarily. Despite COVID-19, we continued to make progress on our historic transformation and many of our investments are beginning to deliver positive returns. Throughout this crisis, we are doing everything we can to protect the health and well-being of our employees and their families, while delivering for our customers” said Barry McCarthy, President and CEO of Deluxe. McCarthy added, “Deluxe has ample liquidity and a strong financial foundation, which we believe will enable us to successfully navigate through this period of uncertainty, just as we have throughout our proud 105-year history. We have an exceptional team with deep experience in their respective areas who are protecting the company today, while advancing our One Deluxe strategy for tomorrow. The team has taken prudent actions to maintain cash and liquidity, including stress testing, scenario planning and aligning our expense structure with revenue trends. These actions will allow us to retain financial flexibility in the near-term and provide fuel for our rebound post COVID-19. While the road to recovery will take some time, our aspirations for the future of Deluxe remain unchanged and we remain confident our One Deluxe strategy will generate enhanced long-term shareholder returns.”

First Quarter 2020 Highlights

•
Revenue was slightly lower than last year. Strong performance in the Payments segment drove an increase of 18% over the same period last year. This strong growth was offset by weakness in the Promotional Solutions, Cloud Solutions and Checks segments. Through the first two months of 2020, revenue performance was toward the high-end of internal projections and we were on track to deliver sales-driven revenue growth for the first time in a nearly a decade. Beginning in March, the COVID-19 pandemic began to negatively affect revenue. Small business closures have reduced demand for printed and promotional products and certain business services provided by the Cloud Solutions segment. In addition, some of our customers suspended their data-driven marketing campaigns.

•
Revenue for the Payments segment benefited from previous deals and new client wins, and this segment remains operational as a business essential to U.S. payment processing, growing 18% versus the previous year.

•
Net income decreased $101.3 million, driven by goodwill impairment charges of $90.3 million resulting primarily from the COVID-19 impact, a combination of revenue mix changes resulting from the challenging business environment and additional costs from previously disclosed investments in the Company’s historic transformation.

•	Adjusted EBITDA decreased $30.4 million from the prior year, primarily due to the impact of COVID-19, revenue mix changes and previously disclosed investments in the Company’s business transformation.

•	Cash provided by operating activities was $18.6 million, a decrease of $26.8 million from 2019, driven primarily by the same factors that impacted Adjusted EBITDA.

•
During the first quarter, the Company recorded asset impairment charges of $63.3 million related to Promotional Solutions assets and $22.0 million related to Cloud Solutions assets, driven by the estimated future impact of COVID-19. We also recorded asset impairment charges of $5.0 million for other intangible assets, unrelated to COVID-19.

•
At the end of the first quarter, the Company had $1.14 billion of total debt outstanding under its revolving credit facility, compared to $883.5 million at the beginning of 2020. The Company made an additional draw in late March in response to the uncertainty in the financial markets and expects to maintain the current level of debt for the near-term. Liquidity remains very strong with cash and cash equivalents of $310.1 million at the end of the quarter.

Outlook
Due to the significant uncertainties surrounding the current business environment, the Company previously announced that it was suspending its 2020 outlook, and it is not providing second quarter or full year financial guidance at this time.

Management Observations:

–	Revenue began to soften in March, and total Company revenue in April declined 28%, although we have seen some stabilization exiting April entering May.

–
The Payments segment is expected to see year-over-year revenue growth, driven by new client wins and strong demand for its services, as more customers look to implement digital payment and receivables management solutions.

–
Cloud Solutions is experiencing revenue declines in data-driven marketing, but management believes the business will recover slightly as the year progresses. The decline of web hosting revenue will largely depend on the resilience of small businesses.

–	Promotional Solutions is seeing the largest revenue impact of all segments and will be significantly impacted by the resilience of small businesses in the current economy.

–	Checks is expected to decline in line with the economy in the near-term due to delayed business and consumer spending throughout the year.

–
Management currently expects the Company to remain cash flow positive and continues to take actions to manage expenses in line with revenue trends via salary reductions, project delays, furloughs and other actions.

–	Management has suspended share repurchases for the second quarter of 2020.

Earnings Call Information
A live conference call will be held today at 4:45 p.m. ET (3:45 p.m. CT) to review the financial results. Listeners can access the call by dialing (615) 247-0252 (access code 5357065). A presentation also will be available via a webcast on the investor relations website. Alternatively, an audio replay of the call will be available on the investor relations website or by calling (404) 537-3406 (access code 5357065).

About Deluxe Corporation
Deluxe is a Trusted Business Technology™ company that champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth and operate more efficiently. For more than 100 years, we’ve been helping businesses succeed at all stages of their lifecycle, from start-up to maturity. Our unparalleled global scale supporting approximately 4.5 million small businesses, over 4,000 financial institutions and hundreds of the world’s largest consumer brands uniquely positions Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the Company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s checks, check-related products and services and business forms; risks that the Company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the Company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2019.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF (LOSS) INCOME
(in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2020	2019
Product revenue	$330.7	$350.6
Service revenue	155.7	148.5
Total revenue	486.4	499.1
Cost of products	(121.5)	(131.3)
Cost of services	(80.5)	(68.4)
Total cost of revenue	(202.0)	(199.7)
Gross profit	284.4	299.4
Selling, general and administrative expense	(237.2)	(230.1)
Restructuring and integration expense	(17.7)	(5.5)
Asset impairment charges	(90.3)	—
Operating (loss) income	(60.8)	63.8
Interest expense	(7.0)	(9.3)
Other income	4.5	1.7
(Loss) income before income taxes	(63.3)	56.2
Income tax benefit (provision)	3.2	(15.0)
Net (loss) income	($60.1)	$41.2
Weighted average dilutive shares outstanding	42.1	44.1
Diluted (loss) earnings per share	($1.45)	$0.93
Adjusted diluted earnings per share	1.08	1.54
Capital expenditures	6.4	14.6
Depreciation and amortization expense	28.4	32.4
EBITDA	(27.9)	97.9
Adjusted EBITDA	83.3	113.7

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars and shares in millions)
(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
Cash and cash equivalents	$310.1	$73.6	$61.5
Other current assets	376.1	398.6	369.6
Property, plant & equipment-net	94.3	96.5	89.9
Operating lease assets	43.9	44.4	48.5
Intangibles-net	240.0	276.1	339.7
Goodwill	736.7	804.5	1,160.8
Other non-current assets	243.4	249.6	252.4
Total assets	$2,044.5	$1,943.3	$2,322.4

Total current liabilities	$358.7	$407.9	$356.4
Long-term debt	1,140.0	883.5	946.0
Non-current operating lease liabilities	32.7	33.6	36.1
Deferred income taxes	4.9	14.9	49.6
Other non-current liabilities	34.2	32.5	36.7
Shareholders' equity	474.0	570.9	897.6
Total liabilities and shareholders' equity	$2,044.5	$1,943.3	$2,322.4
Shares outstanding	41.7	42.1	43.6
Number of employees	6,739	6,352	6,546

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Quarter Ended March 31,
	2020	2019
Cash provided (used) by:
Operating activities:
Net (loss) income	($60.1)	$41.2
Depreciation and amortization of intangibles	28.4	32.4
Asset impairment charges	90.3	—
Prepaid product discount payments	(7.3)	(9.2)
Other	(32.7)	(19.0)
Total operating activities	18.6	45.4
Investing activities:
Purchases of capital assets	(6.4)	(14.6)
Other	0.4	(0.2)
Total investing activities	(6.0)	(14.8)
Financing activities:
Net change in debt	256.5	36.0
Dividends	(12.7)	(13.1)
Share repurchases	(14.0)	(50.0)
Shares issued under employee plans	1.7	1.5
Net change in customer funds obligations	(19.4)	(9.9)
Other	(1.0)	(3.9)
Total financing activities	211.1	(39.4)
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	(12.7)	2.0
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	211.0	(6.8)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	174.8	145.3
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$385.8	$138.5
Free cash flow	$12.2	$30.8

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2020	2019
Revenue:
Payments	$77.0	$65.2
Cloud Solutions	76.0	78.3
Promotional Solutions	142.8	155.8
Checks	190.6	199.8
Total	$486.4	$499.1
Adjusted EBITDA:
Payments	$18.0	$16.9
Cloud Solutions	14.9	17.1
Promotional Solutions	11.2	23.6
Checks	90.7	102.2
Corporate	(51.5)	(46.1)
Total	$83.3	$113.7
Adjusted EBITDA Margin:
Payments	23.4%	25.9%
Cloud Solutions	19.6%	21.8%
Promotional Solutions	7.8%	15.1%
Checks	47.6%	51.2%
Total	17.1%	22.8%

Effective January 1, 2020, the Company reorganized its operations into four reportable business segments, based on its product and service offerings. In addition, management began utilizing Adjusted EBITDA to determine the allocation of Company resources and to assess segment operating performance. Adjusted EBITDA is the measure of segment performance that will be presented in the Company's Form 10-Q for the quarter ended March 31, 2020, in accordance with Accounting Standards Codification 280. Corporate consists of those costs that are not directly attributable to a business segment, primarily marketing, accounting, information technology, facilities, executive management, and legal, tax and treasury costs that support the corporate function. Corporate also includes other income. Prior period information has been revised to reflect these changes. A reconciliation of net (loss) income to total Adjusted EBITDA can be found later in this release.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions)
(Unaudited)

EBITDA AND ADJUSTED EBITDA

Management discloses EBITDA and Adjusted EBITDA because it believes they are useful in evaluating our operating performance, as the calculation eliminates the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may vary for companies for reasons unrelated to overall operating performance. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. Management also believes that an increasing EBITDA and Adjusted EBITDA depict an increase in the value of the company. Management does not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes, debt service payments or capital investments. Management does not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, management believes that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures.

	Quarter Ended March 31,
	2020	2019
Net (loss) income	($60.1)	$41.2
Interest expense	7.0	9.3
Income tax (benefit) provision	(3.2)	15.0
Depreciation and amortization expense	28.4	32.4
EBITDA	(27.9)	97.9
Asset impairment charges	90.3	—
Restructuring, integration and other costs	19.7	6.3
CEO transition costs	(0.2)	5.5
Share-based compensation expense	3.6	3.3
Acquisition transaction costs	—	0.2
Certain legal-related expense	(2.2)	0.4
Loss on sales of businesses and customer lists	—	0.1
Adjusted EBITDA	$83.3	$113.7

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

ADJUSTED DILUTED EPS

By excluding the impact of non-cash items or items that may not be indicative of ongoing operations, management believes that Adjusted Diluted EPS provides useful comparable information to assist in analyzing the Company's current and future operating performance. As such, Adjusted Diluted EPS is one of the key financial performance metrics used to assess the operating results and performance of the business and to identify strategies to improve performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. Management does not consider Adjusted Diluted EPS to be a substitute for GAAP performance measures but believes that it is a useful performance measure that should be considered in addition to GAAP performance measures.

	Quarter Ended March 31,
	2020	2019
Net (loss) income	($60.1)	$41.2
Asset impairment charges	90.3	—
Acquisition amortization	14.8	19.0
Restructuring, integration and other costs	19.7	6.3
CEO transition costs	(0.2)	5.5
Share-based compensation expense	3.6	3.3
Acquisition transaction costs	—	0.2
Certain legal-related expense	(2.2)	0.4
Loss on sales of businesses and customer lists	—	0.1
Adjustments, pre-tax	126.0	34.8
Income tax provision impact of pre-tax adjustments(1)	(19.2)	(7.9)
Adjustments, net of tax	106.8	26.9
Adjusted net income	46.7	68.1
Income allocated to participating securities	(0.1)	(0.1)
Re-measurement of share-based awards classified as liabilities	(0.8)	—
Adjusted income available to common shareholders	$45.8	$68.0

GAAP Diluted EPS	($1.45)	$0.93
Adjustments, net of tax	2.53	0.61
Adjusted Diluted EPS(2)	$1.08	$1.54

(1) The tax effect of the pretax adjustments considers the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact that approximates the U.S. effective tax rate for each adjustment. However, the tax impact of certain adjustments, such as asset impairment charges, share-based compensation expense and CEO transition costs, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions.

(2) The total of weighted-average shares and potential common shares outstanding used in the calculation of adjusted diluted EPS for the first quarter of 2020 was 155 thousand shares higher than that used in the GAAP diluted loss per share calculation. Because of the net loss in the first quarter of 2020, the GAAP calculation excluded a higher number of share-based compensation awards because their effect would have been antidilutive.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

FREE CASH FLOW

Management believes that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand the Company’s asset base. Free cash flow is limited and not all of the Company’s free cash flow is available for discretionary spending, as the Company may have mandatory debt payments and other cash requirements that must be deducted from its cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement provides an additional metric to compare cash generated by operations on a consistent basis and to provide insight into the cash flow available to fund items such as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

	Quarter Ended March 31,
	2020	2019
Net cash provided by operating activities	$18.6	$45.4
Purchases of capital assets	(6.4)	(14.6)
Free cash flow	$12.2	$30.8

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